NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788
STRATUS PROPERTIES INC. REPORTS
YEAR ENDED DECEMBER 31, 2021 RESULTS
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AUSTIN, TX, March 31, 2022 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with holdings, interests and operations focused in the Austin, Texas area and other select, fast growing markets in Texas, today reported year ended December 31, 2021 results.
Highlights and Recent Developments:
•Stratus continues to make progress on the pending sale of Block 21, a mixed-use development in downtown Austin, Texas, that contains the W Austin Hotel and office, retail and entertainment space, to Ryman Hospitality Properties, Inc. (Ryman) for $260.0 million. The transaction is expected to close sometime prior to June 1, 2022, subject to the timely satisfaction or waiver of various closing conditions.
•In December 2021, Stratus sold The Santal for $152.0 million. The Santal was Stratus’ wholly owned 448-unit luxury garden-style multi-family apartment project located in Section N of Austin’s Barton Creek community. After closing costs and repayment of the project loan, the sale generated net proceeds of approximately $74 million and Stratus recorded a pre-tax gain on the sale of $83.0 million in 2021.
•In January 2021, Stratus sold The Saint Mary for $60.0 million. The Saint Mary was Stratus’ 240-unit luxury garden-style multi-family apartment project located in Austin. After closing costs and repayment of the construction loan, the sale generated net proceeds of approximately $34 million, of which Stratus received $21.9 million. Stratus recognized a pre-tax gain on the sale of $22.9 million ($16.2 million net of noncontrolling interests) in 2021.
•Net income attributable to common stockholders totaled $57.4 million, $6.90 per diluted share, for 2021, compared to a net loss of $22.8 million, $2.78 per diluted share, for 2020. Net income in 2021, compared to the net loss in 2020, is primarily the result of the gains recognized on the sales of The Santal and The Saint Mary, which totaled $106.0 million combined.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $90.7 million for 2021, compared to $1.1 million for 2020. For a reconciliation of net income (loss) from continuing operations to EBITDA, see the supplemental schedule, “EBITDA,” starting on page V.
•In December 2021, Stratus purchased the land for The Saint George, a proposed 317-unit luxury multi-family apartment project in Austin. The financing to purchase the land for The Saint George included third-party equity capital.
•Stratus continues construction on The Saint June, a 182-unit luxury garden-style multi-family apartment project within the Amarra development in Barton Creek, and Magnolia Place, an H-E-B grocery shadow-anchored, mixed-use project in Magnolia, Texas. Stratus also continues to advance development plans for The Annie B, a proposed luxury high-rise rental project with ground-level retail in downtown Austin, and Holden Hills, Stratus’ final large single-family residential development within Austin’s Barton Creek community.
•Stratus successfully achieved its Board of Director (Board) refreshment objectives, enhancing the skills, experience and diversity of the Board, by adding three new independent directors in the last 18 months: Laurie L. Dotter, Kate B. Henriksen and Neville L. Rhone, Jr.

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “We had our most productive year in Stratus’ history during 2021 and produced record net earnings. Our total stockholders’ equity increased 60 percent to $158.1 million at year-end 2021 from year-end 2020, and upon the completion of the pending sale of Block 21 we expect to record a pre-tax gain of approximately $120 million (approximately $95 million after-tax).

Our strategy, combined with favorable market conditions, allowed us to capture remarkable value for our properties, including the sales of The Santal and The Saint Mary for a combined sales price of $212 million and a combined pre-tax gain of $106 million. These sales represent the successful execution of our full cycle development strategy. During 2021, we raised $46.3 million of third-party equity capital for three new projects - The Saint June, The Annie B and The Saint George - which contributed to the 90 percent increase in total equity to $208.6 million at year-end 2021 from year-end 2020 and demonstrates our ability to source outside equity capital with an attractive promote structure for Stratus, as we did with The Saint Mary and Kingwood Place in 2018. We also began construction on The Saint June and Magnolia Place and advanced development plans for our Holden Hills residential community.

We have projects in all stages of our development cycle, from acquiring land, obtaining entitlements, finalizing development plans, raising capital and managing construction, to generating cash through sales, refinancing and leasing. Our ongoing projects and development pipeline position us to continue to capitalize on growth across Austin and other Texas markets. I am immensely proud of our team’s performance this year and excited about Stratus’ future and the opportunities we are pursuing to continue creating value for our shareholders.”

Summary Financial Results

	Years Ended December 31,
	2021		2020
	(In Thousands, Except Per Share Amounts)
Revenues
Real estate operations	$8,466		$22,595
Leasing operations	19,787		21,755
Corporate, eliminations and other	(17)		(17)
Total consolidated revenue	$28,236		$44,333

Operating income (loss):
Real estate operations	$(3,272)	[a]	$3,738
Leasing operations	111,369	[b]	3,074	[c]
Corporate, eliminations and other	(24,437)	[d]	(13,467)
Total consolidated operating income (loss)	$83,660		$(6,655)

Net income (loss) from continuing operations	$69,457	[e]	$(18,008)

Net loss from discontinued operations[f]	$(6,208)		$(6,467)

Net income (loss) attributable to common stockholders[g]	$57,394		$(22,790)

Diluted net income (loss) per share:
Continuing operations	$7.72		$(1.99)
Discontinued operations	(0.75)		(0.79)
	$6.90		$(2.78)

EBITDA	$90,676	[a,b,e]	$1,110	[c]

Capital expenditures and purchases and development of real estate properties	$72,334	[h]	$19,966

Diluted weighted average shares of common stock outstanding	8,313		8,211
a.Includes impairment charges of $700 thousand for two Amarra Villas homes under construction and under contract, $625 thousand for the multi-family tract of land at Kingwood Place and $500 thousand for an office building in Austin.
b.Includes pre-tax gains on the December 2021 sale of The Santal of $83.0 million and the January 2021 sale of The Saint Mary of $22.9 million.

c.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
d.The increase in 2021, compared to 2020, is primarily the result of a $7.4 million increase in employee incentive compensation costs associated with Stratus’ Profit Participation Incentive Plan primarily for The Santal and Lantana Place projects, and a $2.7 million increase in consulting, legal and public relation costs for Stratus' successful proxy contest.
e.Includes a net gain of $1.5 million on extinguishment of debt, including $3.7 million related to forgiveness of substantially all of Stratus’ Paycheck Protection Program loan.
f.As a result of the October 2021 agreements to sell Block 21 for $260.0 million, Stratus’ hotel and entertainment operations, as well as the leasing operations associated with Block 21, are reported as discontinued operations for all periods presented. Block 21 assets and liabilities are presented as held for sale in Stratus’ balance sheets and the net loss from Block 21 is included in net loss from discontinued operations in Stratus’ consolidated statements of comprehensive income (loss).
g.Includes a $4.2 million non-cash credit to provision for income taxes in 2021 to reduce the valuation allowance on Stratus’ deferred tax assets related to Block 21 because of the pending sale and a $10.3 million non-cash tax charge to provision for income taxes in 2020 to record a valuation allowance on Stratus' deferred tax assets.
h.Includes the purchases of The Annie B land for $22.5 million and The Saint George land for $18.5 million.
Continuing Operations
The decrease in revenue and the operating loss from the Real Estate Operations segment in 2021, compared to 2020, primarily reflects a decrease in the number of lots sold during 2021 as available inventory decreased. The operating loss in 2021 also includes impairment charges of $700 thousand for two Amarra Villas homes under construction and under contract, $625 thousand for the multi-family tract of land at Kingwood Place, for which a sale is pending, and $500 thousand for an office building in Austin that Stratus is renovating and may occupy as its headquarters after the closing of the sale of Block 21. As of December 31, 2021, Stratus had only two unsold developed Amarra Drive Phase III lots. In addition, in 2021 Stratus sold its last condominium at the W Austin Residences at Block 21.

The decrease in revenue from the Leasing Operations segment in 2021, compared to 2020, primarily reflects the sale of The Saint Mary in January 2021, partly offset by increased revenue at Lantana Place. The Saint Mary had rental revenue of $0.1 million in 2021 prior to its sale as compared to $3.2 million in the full year 2020. Operating income from the Leasing Operations segment in 2021, compared to 2020, increased significantly primarily because of the gains recognized on the sales of The Santal and The Saint Mary, which totaled $106.0 million combined. Despite the COVID-19 pandemic, Stratus has retained substantially all of its pre-pandemic retail tenants, added new tenants, and all of its tenants are currently paying rent per their leases, as well as monthly payments pursuant to previously disclosed base rent deferral arrangements as applicable.

General and administrative expenses, included in corporate, eliminations and other, increased to $24.5 million in 2021, compared to $13.6 million in 2020, primarily reflecting a $7.4 million increase in employee incentive compensation costs associated with the Profit Participation Incentive Plan primarily for The Santal and Lantana Place projects, and a $2.7 million increase in consulting, legal and public relation costs for Stratus' successful proxy contest.

Discontinued Operations
Stratus continues to make progress on the pending sale of Block 21 to Ryman for $260.0 million. The transaction is expected to close sometime prior to June 1, 2022, subject to the timely satisfaction or waiver of various closing conditions, including the consent of the loan servicers to the purchaser’s assumption of the existing mortgage loan, the consent of the hotel operator, an affiliate of Marriott, to the purchaser’s assumption of the hotel operating agreement, the absence of a material adverse effect, and other customary closing conditions. The purchase price includes the purchaser’s assumption of approximately $138 million of existing mortgage debt and is subject to downward adjustments up to $5.0 million. After closing costs and assumption of the outstanding Block 21 loan, the sale of Block 21 is expected to generate net pre-tax proceeds of approximately $115 million and after-tax proceeds of approximately $90 million before prorations and including $6.9 million to be escrowed for 12 months after closing. Stratus expects to record a pre-tax gain of approximately $120 million upon the closing of the sale (approximately $95 million after-tax).

Hotel revenues increased to $18.3 million in 2021, compared to $9.9 million in 2020, which is primarily a result of higher room reservations and food and beverage sales as the impacts of the COVID-19 pandemic continued to lessen throughout 2021. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average total rooms available during the year, was $115 in 2021, compared with $61 in 2020.

Entertainment revenues increased to $12.9 million in 2021, compared to $5.2 million in 2020, which primarily reflects an increase in the number of events hosted at ACL Live and 3TEN ACL Live as the impacts of the COVID-19 pandemic continued to lessen throughout 2021. Seating capacity remained limited at Stratus’ entertainment venues until opening up to full capacity in August 2021.

Debt and Liquidity
At December 31, 2021, consolidated debt totaled $106.6 million and consolidated cash totaled $24.2 million, compared with consolidated debt of $137.7 million and consolidated cash of $9.3 million at December 31, 2020. Consolidated debt at both dates excluded the Block 21 loan of approximately $138 million, and at December 31, 2020, also excluded The Santal loan of approximately $75 million and The Saint Mary construction loan of approximately $25 million, as a result of these properties being classified as held for sale at those dates. After using a portion of the proceeds from the sale of The Santal to pay down the balance under Stratus’ $60.0 million Comerica Bank credit facility, as of December 31, 2021, Stratus had $59.7 million available under the credit facility, with letters of credit totaling $347 thousand committed against the credit facility.

In November 2021, a Stratus subsidiary formed a limited partnership to purchase the land for and develop, construct and lease The Saint George, a 317-unit luxury wrap-style multi-family apartment project in Austin. In December 2021, an unrelated equity investor contributed $18.3 million to The Saint George partnership for a 90.0 percent interest. Stratus has a 10.0 percent interest in the partnership following its contribution of pursuit costs and $0.5 million of cash. In December 2021, the partnership also purchased the land for The Saint George project for $18.5 million. Discussions with a lender are ongoing to provide a construction loan for development.

In addition to The Saint George equity financing, during 2021 Stratus engaged in a number of transactions to finance development of its projects. In June 2021, The Saint June, L.P. raised $16.3 million in third-party equity capital and entered into an approximately $30 million construction loan. Also in June 2021, the Jones Crossing loan was refinanced with a new $24.5 million loan. In August 2021, Stratus entered into a $14.8 million loan for the development of Magnolia Place. In September 2021, Stratus Block 150, L.P. raised $11.7 million in third-party equity capital and entered into a $14.0 million loan to finance part of the costs of land acquisition and budgeted pre-development costs for The Annie B.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $72.3 million for 2021, primarily related to the purchases of the land for The Saint George and The Annie B, the development of The Saint June and other Barton Creek properties, including Amarra Villas, and the Magnolia Place and Lantana Place projects. This compares with $20.0 million for 2020, primarily related to the development of Kingwood Place, Lantana Place and Barton Creek properties and the purchase of an office building in Austin.

The sale of The Santal generated net cash proceeds of approximately $74 million and allowed Stratus to pay down the balance of its Comerica Bank credit facility. If completed, the sale of Block 21 will result in Stratus receiving substantial additional cash proceeds of approximately $115 million pre-tax and $90 million after-tax, before prorations and including $6.9 million to be escrowed for 12 months after closing.

Stratus’ Board and management team are engaged in a strategic planning process, which includes consideration of the uses of proceeds from the sales and of Stratus’ long-term business strategy. Potential uses of proceeds may include a combination of further deleveraging, returning cash to shareholders and reinvesting in Stratus’ project pipeline. Stratus expects to provide additional information after the Block 21 transaction is concluded and the Board and management have had the opportunity to assess market conditions and the capital desired for use in Stratus’ development pipeline. In the meantime, after careful consideration, the Board has concluded that Stratus converting to a real estate investment trust is not the best path forward for Stratus and its shareholders. Among the factors the Board considered in reaching its conclusion are Stratus’ continued success in generating attractive returns by developing and selling its properties, Stratus’ large undeveloped land holdings which provide ongoing and future opportunities for development and sale, and the promising nature of other projects in Stratus’ development pipeline.

Stratus projects that it will be able to meet its debt service and other cash obligations for at least the next 12 months. Stratus’ $60.0 million revolving credit facility with Comerica Bank matures on September 27, 2022. Stratus is in discussions with the lender to remove Holden Hills from the collateral pool for the facility, finance the Holden Hills project under a separate loan agreement and enter into a revised revolving credit facility with a lower borrowing limit secured by the remaining collateral under the facility. If these discussions are not concluded timely, Stratus expects to be able to extend or refinance the facility prior to the maturity date. No assurances can be given that the results anticipated by Stratus’ projections will occur.

Net Asset Value
Stratus' total stockholders' equity was $158.1 million at December 31, 2021, compared with $98.9 million at December 31, 2020. Stratus' after-tax Net Asset Value (NAV) increased to $408.9 million, or $48.80 per share, as of December 31, 2021, compared with $337.3 million, or $40.65 per share, as of December 31, 2020. The increase in the after-tax NAV was primarily driven by the increase in the gross value of Block 21, which, as of December 31, 2020, was determined using an appraisal obtained during the COVID-19 pandemic and as of December 31, 2021, was determined using the contract price with Ryman. For additional information regarding NAV, see "Cautionary Statement," and the supplemental schedule, “After-Tax Net Asset Value” beginning on page VI. Additional after-tax NAV information is available on Stratus’ website.
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Conference Call Information
Stratus will conduct an investor conference call to discuss its year ended December 31, 2021, financial and operating results today, March 31, 2022, at 11:00 a.m. Eastern Time. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access or +1 (412) 902-6766 for international access. A replay of the conference call will be available until April 14, 2022, by dialing (877) 344-7529 for domestic access or +1 (412) 317-0088 for international access. Please use replay ID: 2465645. The replay will also be available on Stratus’ website at stratusproperties.com until April 14, 2022.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to whether and when the sale of Block 21 will be completed, Stratus’ estimated gains and net cash proceeds from the sale of Block 21 and potential uses of such proceeds, potential results of the Board and management’s strategic planning process, the impacts of the COVID-19 pandemic, Stratus’ ability to meet its future debt service and other cash obligations, future cash flows and liquidity, Stratus’ expectations about the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, future operational and financial performance, municipal utility district reimbursements for infrastructure costs, regulatory matters, leasing activities, tax rates, the impact of inflation and interest rate changes, future capital expenditures and financing plans, possible joint ventures, partnerships, or other strategic relationships, other plans and objectives of management for future operations and development projects, and future dividend payments and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,”

“should,” “to be” and any similar expressions and/or statements are intended to identify those assertions as forward-looking statements.

Under Stratus’ Comerica Bank credit facility, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent. The declaration of dividends or decision to repurchase Stratus’ common stock is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank credit facility, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the occurrence of any event, change or other circumstance that could delay the closing of the sale of Block 21, or result in the termination of the agreements to sell Block 21, the results of Stratus’ Board and management’s strategic planning process, the ongoing COVID-19 pandemic and any future major public health crisis, increases in inflation and interest rates, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of building materials and labor, Stratus’ ability to pay or refinance its debt or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, Stratus’ ability to collect anticipated rental payments and close projected asset sales, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to enter into and maintain joint ventures, partnerships, or other strategic relationships, including risks associated with such joint ventures, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in select markets in Texas where Stratus operates, changes in economic, market and business conditions, including as a result of the war in Ukraine, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, the termination of sales contracts or letters of intent because of, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather- and climate-related risks, loss of key personnel, environmental and litigation risks, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (SEC).

This press release also includes EBITDA and NAV, and financial measures calculated by reference to NAV, including after-tax NAV and after-tax NAV per share, which are not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes these measures can be helpful to investors in evaluating its business. EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. After-tax NAV illustrates current embedded value in Stratus' real estate, which is carried on its GAAP balance sheet primarily at cost. Management uses after-tax NAV as one of the metrics in evaluating progress on Stratus' active development plan. EBITDA and after-tax NAV are intended to be performance measures that should not be regarded as more meaningful than GAAP measures. Other companies may calculate EBITDA and after-tax NAV differently. As required by SEC Regulation G, a reconciliation of Stratus' net income (loss) from continuing operations to EBITDA and of Stratus’ total stockholders’ equity to after-tax NAV in its consolidated balance sheet are included in the supplemental schedules of this press release.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.

A copy of this release is available on Stratus’ website, stratusproperties.com.
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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2021		2020
Revenues:
Real estate operations	$8,449		$22,578
Leasing operations	19,787		21,755
Total revenues	28,236		44,333
Cost of sales:
Real estate operations	9,733		18,628
Leasing operations	9,030		11,201	[a]
Depreciation	5,449		7,581
Total cost of sales	24,212		37,410
General and administrative expenses	24,509	[b]	13,578
Impairment of real estate	1,825	[c]	—
Gain on sales of assets	(105,970)	[d]	—
Total	(55,424)		50,988
Operating income (loss)	83,660		(6,655)
Interest expense, net	(3,193)		(6,697)
Net gain on extinguishment of debt	1,529		—
Other income, net	65		200
Income (loss) before income taxes and equity in unconsolidated affiliates’ loss	82,061		(13,152)
Provision for income taxes[e]	(12,577)		(4,840)
Equity in unconsolidated affiliates’ loss	(27)		(16)
Income (loss) from continuing operations	69,457		(18,008)
Net loss from discontinued operations	(6,208)		(6,467)
Net income (loss) and total comprehensive income (loss)	63,249		(24,475)
Total comprehensive (income) loss attributable to noncontrolling interests[f]	(5,855)		1,685
Net income (loss) and total comprehensive income (loss) attributable to common stockholders	$57,394		$(22,790)

Basic net income (loss) per share attributable to common stockholders:
Continuing operations	$7.72		$(1.99)
Discontinued operations	(0.75)		(0.79)
	$6.97		$(2.78)

Diluted net income (loss) per share attributable to common stockholders:	$7.65		$(1.99)
Continuing operations	(0.75)		(0.79)
Discontinued operations	$6.90		$(2.78)

Weighted-average shares of common stock outstanding:
Basic	8,236		8,211
Diluted	8,313		8,211

a.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
b.The increase in 2021, compared to 2020, is primarily the result of a $7.4 million increase in employee incentive compensation costs associated with the Profit Participation Incentive Plan primarily for The Santal and Lantana Place projects, and a $2.7 million increase in consulting, legal and public relation costs for Stratus' successful proxy contest.
c.Includes $700 thousand for two Amarra Villas homes under construction and under contract, $625 thousand for the multi-family tract of land at Kingwood Place and $500 thousand for an office building in Austin.
d.Represents the pre-tax gains on the December 2021 sale of The Santal of $83.0 million and the January 2021 sale of The Saint Mary of $22.9 million.
e.Includes a $4.2 million non-cash credit in 2021 to reduce the valuation allowance on Stratus’ deferred tax assets related to Block 21 because of the pending sale and a $10.3 million non-cash charge in 2020 to record a valuation allowance on Stratus' deferred tax assets.
f.Represents noncontrolling interest partners' share in the results of the consolidated projects that they participate in, primarily The Saint Mary. In 2021, $6.7 million relates to the gain from the sale of The Saint Mary allocated to noncontrolling interest owners. In 2020, $573 thousand relates to losses incurred prior to 2020.
I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2021		2020
ASSETS
Cash and cash equivalents	$24,229		$9,309
Restricted cash	18,294	[a]	8,899
Real estate held for sale	1,773		4,204
Real estate under development	181,224		98,137
Land available for development	40,659		53,432
Real estate held for investment, net	90,284		92,699
Lease right-of-use assets	10,487		10,796
Deferred tax assets[b]	6,009		44
Other assets	17,214		17,960
Assets held for sale, including discontinued operations[c]	151,053		248,536
Total assets	$541,226		$544,016

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$14,118		$7,455
Accrued liabilities, including taxes	22,069		7,994
Debt	106,648		137,699
Lease liabilities	13,986		13,195
Deferred gain	4,801		6,173
Other liabilities	17,894		9,600
Liabilities held for sale, including discontinued operations[c]	153,097		252,136
Total liabilities	332,613		434,252

Commitments and contingencies

Equity:
Stratus stockholders’ equity:
Common stock, par value of $0.01 per share, 150,000 shares authorized,
9,388 and 9,358 shares issued, respectively and
8,245 and 8,221 shares outstanding, respectively	94		94
Capital in excess of par value of common stock	188,759		186,777
Accumulated deficit	(8,963)		(66,357)
Common stock held in treasury, 1,143 shares and 1,137 shares
at cost, respectively	(21,753)		(21,600)
Total stockholders’ equity	158,137		98,914
Noncontrolling interests in subsidiaries	50,476	[d]	10,850
Total equity	208,613		109,764
Total liabilities and equity	$541,226		$544,016

a.Includes $11.8 million of restricted cash related to The Saint June as a condition of the project’s construction loan.
b.Net of a valuation allowance totaling $6.4 million at December 31, 2021, and $10.7 million at December 31, 2020.
c.At December 31, 2021, includes Block 21 and at December 31, 2020, includes Block 21, The Santal and The Saint Mary.
d.Increase relates to (i) contributions from noncontrolling interest owners of $46.3 million for The Saint George, The Saint June and The Annie B limited partnerships and (ii) $6.7 million of the gain from the sale of The Saint Mary allocated to noncontrolling interest owners, partly offset by distributions to noncontrolling interest owners of $12.5 million, primarily related to the sale of The Saint Mary.
II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2021		2020
Cash flow from operating activities:
Net income (loss)	$63,249		$(24,475)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	9,964		13,670
Cost of real estate sold	4,056		12,092
Impairment of real estate	1,825		—
Gain on sales of assets	(105,970)		—
Net gain on extinguishment of debt	(1,529)		—
Debt issuance cost amortization and stock-based compensation	2,007		2,099
Equity in unconsolidated affiliates’ loss	27		16
Deferred income taxes	(5,965)		12,267
Purchases and development of real estate properties	(52,772)		(13,775)
Write-off of capitalized hotel remodel costs	287		1,584
Increase in other assets	(2,212)		(5,134)
Increase (decrease) in accounts payable, accrued liabilities and other	33,423	[a]	(2,402)
Net cash used in operating activities	(53,610)		(4,058)

Cash flow from investing activities:
Capital expenditures	(19,562)		(6,191)
Proceeds from sales of assets	209,947		—
Payments on master lease obligations	(1,501)		(1,637)
Other, net	56		6
Net cash provided by (used in) investing activities	188,940		(7,822)

Cash flow from financing activities:
Borrowings from credit facility	39,700		29,300
Payments on credit facility	(83,004)		(28,478)
Borrowings from project loans	42,661		16,322
Payments on project and term loans	(130,723)		(8,708)
Stock-based awards net payments	(132)		(78)
Distributions to noncontrolling interests	(12,529)		(448)
Noncontrolling interests' contributions	46,300		—
Financing costs	(1,647)		(438)
Net cash (used in) provided by financing activities	(99,374)		7,472
Net increase (decrease) in cash, cash equivalents and restricted cash	35,956		(4,408)
Cash, cash equivalents and restricted cash at beginning of year	34,183		38,591
Cash, cash equivalents and restricted cash at end of year	$70,139		$34,183
a.Primarily represents the increase in income tax liabilities associated with the sale of The Santal and The Saint Mary as well as the increase in the accrued liability for the Profit Participation Incentive Plan.
III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

As a result of the pending sale of Block 21, Stratus has two operating segments: Real Estate Operations and Leasing Operations. Block 21, which encompassed Stratus’ hotel and entertainment segments, along with some leasing operations, is reflected as discontinued operations.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (including the Barton Creek community; the Circle C community; and the Lantana community, including a portion of Lantana Place planned for a future multi-family phase); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (a portion of Jones Crossing and vacant pad sites); in Killeen, Texas (vacant pad sites at West Killeen Market); and in Magnolia, Texas (Magnolia Place), Kingwood, Texas (land for future multi-family development, for which a sale is pending, and a vacant pad site) and New Caney, Texas (New Caney), located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets, both residential and commercial, that are leased or available for lease and includes West Killeen Market and completed portions of Lantana Place, Jones Crossing and Kingwood Place. The segment also included The Saint Mary until its sale in January 2021 and The Santal until its sale in December 2021.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]		Leasing Operations		Corporate, Eliminations and Other[b]		Total
Year Ended December 31, 2021:
Revenues:
Unaffiliated customers	$8,449		$19,787		$—		$28,236
Intersegment	17		—		(17)		—
Cost of sales, excluding depreciation	9,758		9,030		(25)		18,763
Depreciation	155		5,358		(64)		5,449
General and administrative expenses	—		—		24,509	[c]	24,509
Impairment of real estate	1,825	[d]	—		—		1,825
Gain on sales of assets	—		(105,970)	[e]	—		(105,970)
Operating (loss) income	$(3,272)		$111,369		$(24,437)		$83,660
Capital expenditures and purchases and development of real estate properties	$52,772	[f]	$19,024		$538		$72,334
Total assets at December 31, 2021	241,225		107,990		192,011	[g]	541,226

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]	Leasing Operations		Corporate, Eliminations and Other[b]		Total
Year Ended December 31, 2020:
Revenues:
Unaffiliated customers	$22,578	$21,755		$—		$44,333
Intersegment	17	—		(17)		—
Cost of sales, excluding depreciation	18,628	11,203	[h]	(2)		29,829
Depreciation	229	7,478		(126)		7,581
General and administrative expenses	—	—		13,578		13,578
Operating income (loss)	$3,738	$3,074		$(13,467)		$(6,655)
Capital expenditures and purchases and development of real estate properties	$13,775	$5,203		$988		$19,966
Total assets at December 31, 2020	161,608	221,890	[i]	160,518	[g]	544,016
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.The increase in 2021, compared to 2020, is primarily the result of a $7.4 million increase in employee incentive compensation costs associated with the Profit Participation Incentive Plan primarily for The Santal and Lantana Place projects, and a $2.7 million increase in consulting, legal and public relation costs for Stratus' successful proxy contest.
d.Includes $700 thousand for two Amarra Villas homes under construction and under contract, $625 thousand for the multi-family tract of land at Kingwood Place and $500 thousand for an office building in Austin.
e.Represents the pre-tax gains on the December 2021 sale of The Santal of $83.0 million and the January 2021 sale of The Saint Mary of $22.9 million.
f.Includes the purchases of The Annie B land for $22.5 million and The Saint George land for $18.5 million.
g.Includes assets held for sale associated with discontinued operations at Block 21, which totaled $151.1 million at December 31, 2021, and $142.8 million at December 31, 2020.
h.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
i.Includes assets held for sale at The Saint Mary and The Santal totaling $105.7 million, both of which were sold during 2021.

RECONCILIATION OF NON-GAAP MEASURES

EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (U.S. generally accepted accounting principles) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing Stratus’ financial performance. This information differs from net income (loss) from continuing operations determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Stratus strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety.
V

A reconciliation of Stratus’ net income (loss) from continuing operations to EBITDA follows (in thousands).

	Years Ended December 31,
	2021		2020
Net income (loss) from continuing operations	$69,457	[a]	$(18,008)	[b]
Depreciation	5,449		7,581
Interest expense, net	3,193		6,697
Provision for income taxes	12,577	[c]	4,840	[d]
EBITDA[e]	$90,676		$1,110
a.Includes the pre-tax gains on the December 2021 sale of The Santal of $83.0 million and the January 2021 sale of The Saint Mary of $22.9 million. Also includes a $1.5 million net gain on extinguishment of debt and $1.8 million of impairment charges on real estate.
b.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
c.Includes a $4.2 million non-cash credit to reduce the valuation allowance on Stratus’ deferred tax assets related to Block 21 because of the pending sale.
d.Includes a $10.3 million non-cash charge to record a valuation allowance on Stratus' deferred tax assets.
e.The impact of accounting for the pending Block 21 sale as discontinued operations reduced EBITDA by $4.8 million in 2021 and $6.7 million in 2020.

AFTER-TAX NET ASSET VALUE

After-tax NAV estimates the market value of Stratus' assets (gross value) and subtracts the book value of Stratus' total liabilities reported under GAAP (excluding deferred financing costs presented in debt), value attributable to third party owners, estimated H-E-B, LP (H-E-B) profits interests and Profit Participation Incentive Plan awards, and estimated income taxes computed on the difference between the estimated market values and the tax basis of the assets. Stratus also presents the non-GAAP measure after-tax NAV per share, which is after-tax NAV divided by shares of its common stock outstanding as of December 31, 2021 and 2020, plus all outstanding restricted stock units. The computation of Stratus' after-tax NAV uses third-party appraisals conducted by independent appraisal firms, which were primarily retained by Stratus' lenders as required under its financing arrangements. The appraisal firms represent in their reports that they employ certified appraisers with local knowledge and expertise who are Members of the Appraisal Institute (MAI) certified by the Appraisal Institute and/or state certified as a Certified General Real Estate Appraiser.

Each appraisal states that it is prepared in conformity with the Uniform Standards of Professional Appraisal Practice and utilizes at least one of the following three approaches to value:
1.the cost approach, which establishes value by estimating the current costs of reproducing the improvements (less loss in value from depreciation) and adding land value to it;
2.the income capitalization approach, which establishes value based on the capitalization of the subject property’s net operating income; and/or
3.the sales comparison approach, which establishes value indicated by recent sales of comparable properties in the market place.

One or more of the approaches may be selected by the appraiser depending on its applicability to the property being appraised. To the extent more than one approach is used, the appraiser performs a reconciliation of the indicated values to determine a final opinion of value for the subject property. Significant professional judgment is exercised by the appraiser in determining which inputs are used, which approaches to select, and the weight given to each selected approach in determining a final opinion as to the appraised value of the subject property.

Stratus is a diversified real estate company and its portfolio of real estate assets includes commercial properties, as well as multi-family and single-family residential real estate properties. Stratus’ discontinued operations also include hotel and entertainment properties. Consequently, each appraisal is unique and certain factors reviewed and evaluated in each appraisal may be particular to the nature of the property being appraised. However, in performing their analyses, the appraisers generally (i) performed site visits to the properties, (ii) performed independent inspections and/or surveys of the market area and neighborhood, (iii) performed a highest and best use analysis, (iv) reviewed property-level information, including, but not limited to, ownership history, location, availability of utilities, topography, land improvements and zoning, and (v) reviewed information from a variety of sources about regional market data and trends applicable to the property being appraised. Depending on the valuation approach
VI

utilized, the appraisers may have used one or more of the following: the recent sales prices of comparable properties; market rents for comparable properties; operating and/ or holding costs of comparable properties; and market capitalization and discount rates. The value for Block 21 as of December 31, 2021, is based on the price in the sales contract rather than an appraised value.

The appraisals of the specified properties are as of the dates so indicated, and the appraised value may be different if prepared as of a current date. As noted above, the appraisers utilize significant professional judgment in determining the appraisal methodology best suited to a particular property and the weight afforded to the various inputs considered, which could vary depending on the appraiser’s evaluation of the property being appraised. Moreover, the opinions expressed in the appraisals are based on estimates and forecasts that are prospective in nature and subject to certain risks and uncertainties. Events may occur that could cause the performance of the properties to materially differ from the estimates utilized by the appraiser, such as changes in the economy, interest rates, capitalization rates, the financial strength of certain tenants, and the behavior of investors, lenders and consumers. Additionally, in some situations, the opinions and forecasts utilized by the appraiser may be partly based on information obtained from third party sources, which information neither Stratus nor the appraiser verifies. Stratus reviews the appraisals to confirm that the information provided by Stratus to the appraiser is accurately reflected in the appraisal, but Stratus does not validate the methodologies, inputs and professional judgment utilized by the certified appraiser.

The appraised values may not represent fair value, as defined under GAAP. After-tax NAV and after-tax NAV per share may not be equivalent to the enterprise value of Stratus or an appropriate trading price for its common stock for many reasons, including but not limited to the following: (1) income taxes included may not reflect the actual tax amounts that will be due upon the ultimate disposition of the assets; (2) components were calculated as of the dates specified and calculations as of different dates are likely to produce different results; (3) opinions are likely to differ regarding appropriate capitalization rates; and (4) a buyer may pay more or less for Stratus or its real estate assets as a whole than for the sum of the components used to calculate after-tax NAV. Accordingly, after-tax NAV per share is not a representation or guarantee that Stratus' common stock will or should trade at this amount, that a stockholder would be able to realize this amount in selling Stratus' shares, that a third party would offer the after-tax NAV per share in an offer to purchase all or substantially all of Stratus' common stock, or that a stockholder would receive distributions per share equal to the after-tax NAV per share upon Stratus’ liquidation. Investors should not rely on the after-tax NAV per share as being an accurate measure of the current fair market value of Stratus' common stock. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety.

Below are reconciliations of Stratus' total stockholders’ equity, the most comparable GAAP measure, to after-tax NAV (in millions).

	December 31,
	2021	2020
Total stockholders’ equity	$158.1	$98.9
Less: Total assets	(541.2)	(544.0)
Add: Noncontrolling interest in subsidiaries	50.5	10.8
Total liabilities	(332.6)	(434.3)
Add: Gross value of assets	845.8	844.2
Lease liabilities	14.0	13.3
Less: Deferred financing costs presented in liabilities	(1.7)	(2.2)
21% corporate tax on built-in gain	(61.8)	(54.4)
Value attributable to third party ownership	(51.4)	(26.1)
Estimated H-E-B profits interests and Profit Participation Incentive Plan awards	(3.3)	(3.2)
Rounding	(0.1)	—
After-tax NAV	$408.9	$337.3

VII